ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated July 15, 2014

JPMorgan Chase & Co. Trigger Performance Securities

Linked to a weighted basket consisting of the MSCI EAFE® Index and the EURO STOXX 50® Index due on or about July 31, 2019

Investment Description
Trigger Performance Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with returns linked to the performance of an unequally weighted basket (the "Basket") of two indices, consisting of the MSCI EAFE® Index (60% weighting) and the EURO STOXX 50® Index (40% weighting) (each, an "Index"). If the Basket Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Basket Return times the Participation Rate, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 150% and 160%. If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, JPMorgan Chase will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in either Index, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Participation in Positive Basket Returns — If the Basket Return is greater than zero, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Basket Return times the Participation Rate. If the Basket Return is less than zero, investors may be exposed to the negative Basket Return at maturity.

❑Contingent Repayment of Principal at Maturity — If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, JPMorgan Chase will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	July 29, 2014
	Original Issue Date (Settlement Date)[1]	July 31, 2014
	Final Valuation Date[2]	July 25, 2019
	Maturity Date[2]	July 31, 2019
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Payment at Maturity" and "Description of Securities — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Performance Securities linked to a basket of two indices. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Participation Rate and Initial Index Level of each Index will be finalized on the Trade Date and provided in the pricing supplement. The actual Participation Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Participation Rate were set equal to the bottom of that range.

Indices	Bloomberg Ticker	Component Weight	Initial Index Level	Initial Basket Level	Participation Rate	Trigger Level	CUSIP	ISIN
MSCI EAFE® Index	MXEA	60.00%	•	100	150% to 160%	75, equal to 75% of the Initial Basket Level	481246692	US4812466922
EURO STOXX 50® Index	SX5E	40.00%	•

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-II and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to a Basket of Indices		$10.00		$0.35		$9.65

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.35 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-4-II, as supplemented by "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Participation Rate equal to the middle of the range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.411 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.20 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-4-II, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

♦You believe the level of the Basket will increase over the term of the Securities.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦You would be willing to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement will not be less than the bottom of the range listed on the cover).

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Indices.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

♦You believe the level of the Basket will decline over the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦You would be unwilling to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be finalized on the trade date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Indices.

♦You are unable or unwilling to hold the Securities to maturity, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Basket:	The Securities are linked to the performance of an unequally weighted basket ("the Basket") of two indices. The indices included in the Basket (each an "Index"), along with their respective weightings, are set forth below.
	Indices	Component Weight
	MSCI EAFE® Index	60%
	EURO STOXX 50® Index	40%
Because the MSCI EAFE® Index makes up 60% of the Basket, while the EURO STOXX 50® Index makes up 40%, we expect that generally the market value of your Securities and your payment at maturity will depend to a greater extent on the performance of the MSCI EAFE® Index than the performance of the EURO STOXX 50® Index.
Term[1]:	5 years
Payment at Maturity (per $10):

If the Basket Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Basket Return × Participation Rate)

If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Basket Return is negative and the Final Basket Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Basket Return)

In this scenario, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount in an amount proportionate to the negative Basket Return.

Basket Return:	(Final Basket Level - Initial Basket Level) Initial Basket Level
Participation Rate:	150% to 160%. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 150% or greater than 160%.
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Basket Closing Level on the Final Valuation Date
Basket Closing Level:

The Basket Closing Level on any day will be calculated as follows:

100 × [1 + (MSCI EAFE® Return × 60%) + (EURO STOXX 50® Return × 40%)]

The MSCI EAFE® Return and the EURO STOXX 50® Return are the Index Returns of the MSCI EAFE® Index and the EURO STOXX 50® Index, respectively.

Index Return:	The Index Return on any day with respect to each Index will be calculated as follows: (Final Index Level - Initial Index Level) Initial Index Level
Initial Index Level:	With respect to an Index, the Index Closing Level of that Index on the Trade Date
Final Index Level:	With respect to an Index, the Index Closing Level of that Index on the Final Valuation Date
Trigger Level:	75, which is equal to 75% of the Initial Basket Level

1 See footnote 1 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The Initial Index Level for each Index is determined, the Initial Basket Level is set equal to 100 and the Trigger Level is determined. The Participation Rate is finalized.

Maturity Date

The Final Index Level of each Index is determined on the Final Valuation Date and the Final Basket Level and Basket Return are determined.

If the Basket Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Basket Return × Participation Rate)

If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Basket Return is negative and the Final Basket Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10 × Basket Return).

Under these circumstances, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under "Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation" in the accompanying product supplement, withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to the payment at maturity, as well as to the payment of gross proceeds of a sale of a Security after December 31, 2016.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or either of the Indices. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-4-II and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Basket Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Basket Level has not declined below the Trigger Level. If the Basket Return is negative and the Final Basket Level is less than the Trigger Level, you will lose some or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Basket's return even if that return is positive. You can receive the full benefit of the Participation Rate from JPMorgan Chase only if you hold your Securities to maturity.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Basket Closing Level is above the Trigger Level. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Basket Level is not below the Trigger Level. However, if the Basket Return is negative and the Final Basket Level is less than the Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Basket from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Final Basket Level is below the Trigger Level applies only at maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	The Probability That the Final Basket Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Basket — "Volatility" of the Basket refers to the frequency and magnitude of changes in the level of the Basket, which is in turn based on the volatility of the Indices. Greater expected volatility with respect to the Indices and, therefore, the Basket reflects a higher expectation as of the Trade Date that the Basket could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Participation Rate is finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. A higher Participation Rate is generally associated with greater expected volatility. However, the Indices' and, therefore, the Basket's volatility can change significantly over the term of the Securities. The level of the Basket could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions, if any, and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.

♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the levels of the Indices;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Indices;
♦	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
♦	interest and yield rates in the market generally;
♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Indices trade and the correlation among those rates and the levels of the Indices; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Correlation (or Lack of Correlation) of the Indices — Because the MSCI EAFE® Index makes up 60% of the Basket, while the EURO STOXX 50® Index makes up 40%, we expect that generally the market value of your Securities and your payment at maturity will depend to a greater extent on the performance of the MSCI EAFE® Index than the performance of the EURO STOXX 50® Index. Changes in the value of the Indices may not correlate with each other. At a time when the level of one of the Indices increases, the level of the other Index may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the level of the other Index. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on any payment on the Securities. There can be no assurance that the Final Basket Level will be higher than the Trigger Level.
♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Basket at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Basket Level will be based solely on the Basket Closing Level on the Final Valuation Date, and the Basket Return will be based on the Final Basket Level as compared to the Initial Basket Level. Therefore, if the Basket Closing Level drops precipitously on the Final Valuation Date from the Initial Basket Level, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the Basket Closing Level at a time prior to such drop. Although the Basket Closing Level on the maturity date or at other times during the term of your Securities may be higher than the Basket Closing Level on the Final Valuation Date, you will not benefit from the Basket Closing Level at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Equity Securities Included in the Indices — Investing in the Securities is not equivalent to investing in the equity securities included in the Indices. As an investor in the Securities, you will not have any ownership interest or rights in the equity securities included in the Indices, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsors of the Indices and Those Sponsors Have No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsors of the Indices and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Indices. The index sponsors of the Indices are not involved in this Security offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Equity Securities Included in the Indices — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities included in the Indices and received the dividends on the equity securities included in the Indices. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Level, which reflects the Basket Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the equity securities included in the Indices.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Indices and could affect the levels of the Indices, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Levels of the Indices — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Indices and/or over-the-counter options futures or other instruments with returns linked to the performance of the Indices may adversely affect the levels of the Indices and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index Closing Level of an Index on the Final Valuation Date and calculating the Basket Return and the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that the Final Valuation Date and the Maturity Date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-4-II.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Participation Rate.

Risks Relating to the Securities Linked to the Indices

♦	Non-U.S. Securities Risk — The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of these non-U.S. equity securities, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates With Respect to the EURO STOXX 50® Index — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
♦	The Securities Are Subject to Currency Exchange Risk With Respect to the MSCI EAFE® Index — Because the prices of the equity securities included in the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the level of the MSCI EAFE® Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI EAFE® Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI EAFE® Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI EAFE® Index will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +100.00% and assume a Participation Rate of 155.00% (the midpoint of the range of 150.00% to 160.00%) and reflect the Initial Basket Level of 100 and the Trigger Level of 75. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 150.00% or greater than 160.00%. If the actual Participation Rate as finalized on the Trade Date is less than 155.00%, your payment at maturity will be lower than the hypothetical payments at maturity on the Securities shown belowfor any positive Basket Return. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Basket Level and the Trigger Level, the Participation Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Basket Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$25.500	155.00%
190.00	90.00%	$23.950	139.50%
180.00	80.00%	$22.400	124.00%
170.00	70.00%	$20.850	108.50%
160.00	60.00%	$19.300	93.00%
150.00	50.00%	$17.750	77.50%
140.00	40.00%	$16.200	62.00%
130.00	30.00%	$14.650	46.50%
120.00	20.00%	$13.100	31.00%
110.00	10.00%	$11.550	15.50%
105.00	5.00%	$10.775	7.75%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
75.00	-25.00%	$10.000	0.00%
74.99	-25.01%	$7.499	-25.01%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.000	-100.00%	$0.000	-100.00%

Example 1 — The level of the Basket increases by 10% from the Initial Basket Level of 100 to the Final Basket Level of 110. Because the Basket Return is 10%, JPMorgan Chase will pay you your principal amount plus a return equal to 15.50%, resulting in a payment at maturity of $11.55 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Basket Return × Participation Rate)
$10.00 + ($10.00 × 10% × 155%) = $11.55

Example 2 — The level of the Basket decreases by 10% from the Initial Basket Level of 100 to the Final Basket Level of 90. Because the Basket Return is negative and the Final Basket Level is greater than the Trigger Level of 75, JPMorgan Chase will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 3 — The level of the Basket decreases by 60% from the Initial Basket Level of 100 to the Final Basket Level of 40. Because the Basket Return is -60% and the Final Basket Level is less than the Trigger Level of 75, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Basket Return)
$10.00 + ($10 × -60%) = $4.00

If the Basket Return is negative and the Final Basket Level is less than the Trigger Level, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Basket Closing Level Calculations

The examples below illustrate the hypothetical Basket Return on the Final Valuation Date under different hypothetical scenarios with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Index	Initial Index Level
MSCI EAFE® Index	1,950.00*
EURO STOXX 50® Index	3,150.00*
*	The actual Initial Index Levels for each Index will be determined on the Trade Date and provided in the pricing supplement.

Example 1 — On the Final Valuation Date, the MSCI EAFE® Index closes at 10% above its Initial Index Level and the EURO STOXX 50® Index closes at 20% above its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
MSCI EAFE® Index	60.00%	1,950.00	2,145.00	10%
EURO STOXX 50® Index	40.00%	3,150.00	3,780.00	20%

Basket Closing Level:	100 × [1 + (10% × 60%) + (20% × 40%)] = 114

A Basket Closing Level of 114 represents a 14% increase in the Level of the Basket from the Initial Basket Level.

Example 2 — On the Final Valuation Date, the MSCI EAFE® Index closes at 20% below its Initial Index Level and the EURO STOXX 50® Index closes at 10% below its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
MSCI EAFE® Index	60.00%	1,950.00	1,560.00	-20%
EURO STOXX 50® Index	40.00%	3,150.00	2,835.00	-10%

Basket Closing Level:	100 × [1 + (-20% × 60%) + (-10% × 40%)] = 84

A Basket Closing Level of 84 represents a 16% decline in the Level of the Basket from the Initial Basket Level.

Example 3 — On the Final Valuation Date, the MSCI EAFE® Index closes at 50% below its Initial Index Level and the EURO STOXX 50® Index closes at 20% above its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
MSCI EAFE® Index	60.00%	1,950.00	975.00	-50%
EURO STOXX 50® Index	40.00%	3,150.00	3,780.00	20%

Basket Closing Level:	100 × [1 + (-50% × 60%) + (20% × 40%)] = 78

A Basket Closing Level of 78 represents a 22% decline in the Level of the Basket from the Initial Basket Level.

Example 4 — On the Final Valuation Date, the MSCI EAFE® Index closes at 40% above its Initial Index Level and the EURO STOXX 50® Index closes at 10% below its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
MSCI EAFE® Index	60.00%	1,950.00	2,730.00	40%
EURO STOXX 50® Index	40.00%	3,150.00	2,835.00	-10%

Basket Closing Level:	100 × [1 + (40% × 60%) + (-10% × 40%)] = 120

A Basket Closing Level of 120 represents a 20% increase in the Level of the Basket from the Initial Basket Level.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 2, 2004 through July 14, 2014, assuming that the Basket Closing Level on January 2, 2004 was 100 and that the Indices on those dates were weighted as specified in the "Indicative Terms" on page 4 of this free writing prospectus. The hypothetical historical daily Basket performance data in this graph was determined using the Index Closing Levels of each Index reported by the Bloomberg Professional® service ("Bloomberg") for those dates, without independent verification. The dotted line represents a hypothetical Trigger Level, equal to 75% of the Basket Closing Level on July 14, 2014. The actual Trigger Level will be 75% of the Initial Basket Level, which will be set to 100 on the Trade Date and provided in the pricing supplement. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Indices as described above.

Past performance of the Basket is not indicative of the future performance of the Basket.

The Indices

Included on the following pages is a brief description of the Indices. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low Index Closing Levels of each Index. This information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of either Index as an indication of future performance.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of July 14, 2014, the MSCI EAFE® Index consisted of 21 developed market country indices. For additional information about the MSCI EAFE® Index, see the information set forth under "Equity Index Descriptions — The MSCI Indices" on page US-41 of the accompanying underlying supplement no. 1-I.

Historical Information Regarding the MSCI EAFE® Index

The following table sets forth the quarterly high and low Index Closing Levels of the MSCI EAFE® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the MSCI EAFE® Index on July 14, 2014 was 1,962.15. The actual Initial Index Level of the MSCI EAFE® Index will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the MSCI EAFE® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		1,281.02	911.39	1,056.23
4/1/2009	6/30/2009		1,361.36	1,071.10	1,307.16
7/1/2009	9/30/2009		1,580.58	1,251.65	1,552.84
10/1/2009	12/31/2009		1,617.99	1,496.75	1,580.77
1/1/2010	3/31/2010		1,642.20	1,451.53	1,584.28
4/1/2010	6/30/2010		1,636.19	1,305.12	1,348.11
7/1/2010	9/30/2010		1,570.36	1,337.85	1,561.01
10/1/2010	12/31/2010		1,675.07	1,535.13	1,658.30
1/1/2011	3/31/2011		1,758.97	1,597.15	1,702.55
4/1/2011	6/30/2011		1,809.61	1,628.03	1,708.08
7/1/2011	9/30/2011		1,727.43	1,331.35	1,373.33
10/1/2011	12/31/2011		1,560.85	1,310.15	1,412.55
1/1/2012	3/31/2012		1,586.11	1,405.10	1,553.46
4/1/2012	6/30/2012		1,570.08	1,308.01	1,423.38
7/1/2012	9/30/2012		1,569.91	1,363.52	1,510.76
10/1/2012	12/31/2012		1,618.92	1,467.33	1,604.00
1/1/2013	3/31/2013		1,713.66	1,604.15	1,674.30
4/1/2013	6/30/2013		1,781.84	1,598.66	1,638.94
7/1/2013	9/30/2013		1,844.39	1,645.23	1,818.23
10/1/2013	12/31/2013		1,915.60	1,790.27	1,915.60
1/1/2014	3/31/2014		1,940.23	1,796.86	1,915.69
4/1/2014	6/30/2014		1,992.69	1,882.24	1,972.12
7/1/2014	7/14/2014	*	1,995.49	1,943.87	1,962.15

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 14, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the MSCI EAFE® Index from January 2, 2004 through July 14, 2014, based on information from Bloomberg, without independent verification.

Past performance of the MSCI EAFE® Index is not indicative of the future performance of the MSCI EAFE® Index.

The historical levels of the MSCI EAFE® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of the MSCI EAFE® Index on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the MSCI EAFE® Index will result in the return of any of your principal.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the "Licensors"), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under "Equity Index Descriptions — The EURO STOXX 50® Index" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the quarterly high and low Index Closing Levels of the EURO STOXX 50® Index, based on daily Index Closing Levels as reported by Bloomberg, without independent verification. The Index Closing Level of the EURO STOXX 50® Index on July 14, 2014 was 3,185.86. The actual Initial Index Level of the EURO STOXX 50® Index will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009		2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009		2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009		2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010		3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010		3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010		2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010		2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011		3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011		3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011		2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011		2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012		2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012		2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012		2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012		2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013		2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013		2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013		2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013		3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014		3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014		3,314.80	3,091.52	3,228.24
7/1/2014	7/14/2014	*	3,289.75	3,150.59	3,185.86

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 14, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2004 through July 14, 2014, based on information from Bloomberg, without independent verification.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level of the EURO STOXX 50® Index on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately twelve months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" and "Hypothetical Examples of Basket Closing Level Calculations" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Basket" and "The Indices" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities, plus the selling commissions, paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

For purposes of the Securities offered by this free writing prospectus, the first and second paragraphs of the section entitled "Use of Proceeds and Hedging" on page PS-30 of the accompanying product supplement no. UBS-4-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.